Exhibit 99.2

Celsion Closes Second $5 Million Tranche under Loan

Facility Agreement with Hercules Technology Growth Capital

Non-dilutive Financing Supports Company’s Acquisition of EGEN, Inc.

LAWRENCEVILLE, N.J. – June 10, 2014 /PRNewswire/ -- Celsion Corporation (NASDAQ: CLSN) today announced that it has closed the second $5 million tranche under its $20 million Loan and Security Agreement dated as of November 25, 2013 with Hercules Technology Growth Capital, Inc. (NYSE: HTGC). The proceeds will be used to fund the $3.4 million upfront cash payment associated with Celsion’s acquisition of EGEN, Inc., which was announced separately today, as well as Celsion’s transaction costs associated with the EGEN transaction.

“This $5 million tranche provides us with important non-dilutive funding that will allow us to maintain a strong balance sheet as we close our transaction with EGEN,” stated Jeff Church, Senior Vice President and Chief Financial Officer of Celsion. “With a cash position of over $52 million at the end of March 2014, together with the financial flexibility of the Hercules loan agreement, Celsion is well-positioned to advance the combined Celsion-EGEN pipeline after the acquisition closes.”

Celsion obtained the consent from Hercules to acquire EGEN required under the terms of the November 2013 loan agreement with Hercules.

“We welcome the opportunity to support Celsion’s strategic initiative to expand their pipeline,” said Bryan Jadot, Managing Director at Hercules. “The acquisition of EGEN strengthens Celsion’s product portfolio and technology base, and we look forward to seeing the combined company reach critical value-creating milestones with its multi-stage oncology pipeline and broad technology platforms.”

Upon the closing of this second tranche, Celsion has drawn down a total of $10 million under the November 25, 2013 agreement with Hercules. The funding is in the form of secured indebtedness bearing interest at a floating prime-based variable rate. In conjunction with the November 2013 loan agreement, Celsion issued Hercules a warrant exercisable for a total of 194,986 shares of Celsion’s common stock at a per share exercise price of $3.59, with 50% immediately exercisable and the remaining 50% exercisable upon Hercules’ funding of this $5 million draw-down. The Hercules Warrant will expire November 25, 2018.

In a press release issued earlier today, Celsion announced the signing of a definitive asset purchase agreement in which Celsion will acquire substantially all of the assets and assume certain liabilities of EGEN, including its Phase II DNA-based immunotherapy product candidate EGEN-001 and its therapeutic platform technologies, TheraPlas™ for delivery of DNA, TheraSilence™ for delivery of RNA, and RAST™ for Cell Enabled Expression and Secretion of RNA. The closing of the acquisition is subject to satisfaction of certain closing conditions specified in the agreement.

About Celsion Corporation

Celsion is dedicated to the development and commercialization of innovative cancer drugs, including tumor-targeting treatments using focused heat energy in combination with heat-activated liposomal drug technology.  Celsion has research, license or commercialization agreements with leading institutions, including the National Institutes of Health, Duke University Medical Center, University of Hong Kong, the University of Pisa, the UCLA Department of Medicine, the Kyungpook National University Hospital, the Beijing Cancer Hospital and the University of Oxford.  For more information on Celsion, visit our website: http://www.celsion.com.

Celsion wishes to inform readers that forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.  Readers are cautioned that such forward-looking statements, including, without limitation, statements about the acquisition of EGEN and the combined company as well clinical and pre-clinical programs, involve risks and uncertainties. These risks and uncertainties include, without limitation, the risk that closing conditions to the acquisition of EGEN are not satisfied; difficulties and operational and financial risks associated with integrating Celsion and EGEN after completion of the acquisition; unforeseen changes in the course of research and development activities and in clinical trials; the significant expense, time, and risk of failure of conducting clinical trials; the need for Celsion to evaluate its future development plans; termination of the Technology Development Contract or collaboration between Celsion and Hisun at any time; possible changes in cost and timing of development and testing, capital structure, financial condition, working capital needs and other financial items; possible acquisitions or licenses of other technologies, assets or businesses or the possible failure to make such acquisitions or licenses; possible actions by customers, suppliers, competitors, regulatory authorities; and other risks detailed from time to time in the Celsion’s periodic reports filed with the Securities and Exchange Commission, including its Form 10-Q filed on May 8, 2014. Celsion assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

Celsion Investor Contact

Jeffrey W. Church
Sr. Vice President and CFO
609-482-2455
jchurch@celsion.com